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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 16, 2013 (except for paragraph 2 of Note 15, as to which the date is December     , 2013), which will be signed upon consummation of the transactions described in paragraph 2 of Note 15, with respect to the consolidated financial statements of DTLR Holding, Inc. as of January 28, 2012 and January 29, 2011 and for each of the two years in the period ended January 28, 2012 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
Baltimore, Maryland
December 2, 2013

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM